For Immediate Release

MEMC REPORTS SECOND QUARTER 2012 RESULTS

Second Quarter 2012 Highlights:

•	GAAP revenue of $808.4 million and GAAP EPS of ($0.27)

•	Non-GAAP revenue of $933.4 million and non-GAAP EPS of $0.14

•	Semiconductor Materials wafer volume grew 10% sequentially

•	Solar Energy segment sold 169 MW of solar energy systems, interconnected 87 MW and ended the quarter with 104 MW under construction

•	Cash and cash equivalents of $448.6 million at quarter end

St. Peters, MO, August 8, 2012 - MEMC Electronic Materials, Inc. (NYSE: WFR) announced financial results for the second quarter of 2012 that reflected improvement in the company's Semiconductor Materials business and improved operational execution in its Solar Energy business.

Revenue in the second quarter of 2012 increased sequentially and year-over-year on improving conditions and operational execution in the company's semiconductor business, and stronger execution in a difficult environment in its solar energy business. Revenue in the company's Semiconductor Materials business grew sequentially driven by higher volume but declined year-over-year due to price erosion and lower volume. Solar Energy revenue rose sequentially and year over year on higher solar project sales. For the second quarter of 2012, SunEdison recognized non-GAAP revenue on 169 MW of solar energy systems sales, compared to 49 MW in the 2012 first quarter and 28 MW in the 2011 second quarter. Despite these increased solar energy systems sales, SunEdison's project pipeline remained flat at 2.9 GW.

“Our improved results were driven by better performance in both our Semiconductor Materials and Solar Energy segments. We sold several large European solar projects despite highly uncertain market conditions, and we experienced stronger semiconductor wafer demand. As a result, our financial position strengthened” said MEMC's Chief Executive Officer Ahmad Chatila. “For the second half of the year, we remain committed to driving a healthier balance sheet and stronger returns for our stakeholders.”

Revenue
GAAP revenue for the second quarter was $808.4 million, representing an increase of 8% from $745.6 million in the second quarter of 2011 and an increase of 56% from $519.2 million in the first quarter of 2012. The year-over-year increase was driven by higher Solar Energy segment revenue, partially offset by lower Semiconductor Materials segment revenue. Second quarter 2011 GAAP revenue included revenue of $149.4 million resulting from the resolution of a long term solar wafer supply contract (LTA) with a customer. The sequential increase was driven by significantly higher Solar Energy segment revenue and higher Semiconductor Materials segment revenue.

Non-GAAP revenue for the quarter was $933.4 million, a 20% increase compared to the 2011 second quarter and a 78% increase compared to the 2012 first quarter. Second quarter 2011 non-GAAP revenue included $149.4 million resulting from the LTA resolution. The year-over-year increase was driven by higher Solar Energy revenue, partially offset by lower Semiconductor Materials revenue, while the sequential increase was driven by strong growth in both the Semiconductor Materials and Solar Energy segments. Non-GAAP revenue for the 2012 second quarter includes $125.0 million related to real estate and sale-leaseback transactions that will be recognized in earnings under GAAP in the future, primarily beyond 2012. See the financial statement tables at the end of this press release for a reconciliation of all GAAP to non-GAAP financial measures included herein.

Gross Margin
GAAP gross margin in the 2012 second quarter was 13.2%, compared to 24.3% in the 2011 second quarter and 10.9% in the 2012 first quarter.  Non-GAAP gross margin was 16.7% in the 2012 second quarter, compared to 25.2% in the 2011 second quarter and 10.0% in the 2012 first quarter. Second quarter 2011 GAAP and non-GAAP gross margin included a $75.6 million net benefit which was comprised of the $149.4 million LTA resolution, partially offset by various other charges of $73.8 million. GAAP and non-GAAP gross margin were negatively affected year-over-year by weaker solar wafer and semiconductor wafer pricing and volume. On a sequential basis, both GAAP and non-GAAP gross margin were higher due to increased operating leverage in both our semiconductor and solar energy businesses.

Net Income (Loss)
GAAP net loss for the 2012 second quarter was $61.3 million, or ($0.27) per share, compared to net income of $47.3 million, or $0.21 per share, in the 2011 second quarter and a net loss of $92.0 million, or ($0.40) per share, in the 2012 first quarter.

Non-GAAP net income for the 2012 second quarter was $32.9 million, or $0.14 per share, compared to non-GAAP net income of $66.2 million, or $0.29 per share, in the 2011 second quarter and non-GAAP net loss in the 2012 first quarter of $59.4 million, or ($0.26) per share. Second quarter 2011 GAAP and non-GAAP net income was positively impacted by $64.5 million, reflecting an after tax benefit of $132.6 million related to the LTA resolution, partially offset by $68.1 million in various other charges. Non-GAAP net income includes the company's customary adjustments related to its SunEdison project development business. See the financial statement tables at the end of this press release for a reconciliation of all GAAP to non-GAAP financial measures included herein.

Cash Flow
During the 2012 second quarter, operating cash flow was $100.3 million and free cash flow was $114.2 million. Operating and free cash flows were primarily driven by solar project sales. See the reconciliation of free cash flow in the financial statement tables at the end of this press release.

Capital expenditures were $36.3 million in the 2012 second quarter, down from $102.7 million in the 2011 second quarter and $40.0 million in the 2012 first quarter. For the remainder of 2012, capital spending is expected to remain at or below the current quarterly rate and will be largely targeted for the Semiconductor Materials segment.

Construction of solar energy systems of $58.7 million in the 2012 second quarter included solar energy systems currently classified as owned and carried as fixed assets. The majority of these projects are expected to become sale-leaseback transactions in which the assets are financed with non-recourse debt. Projects expected to result in direct sales are classified as solar energy systems held for development and sale, thus impacting operating cash flows as noted above.

MEMC ended the 2012 second quarter with cash and cash equivalents of $448.6 million, an increase of $68.0 million from the prior quarter, driven primarily by improved operational performance and completed solar energy system financings. Unrestricted cash and unused corporate revolver capacity was $719.1 million at the end of the 2012 second quarter, as compared to $636.9 million at the end of the 2012 first quarter. The company continues to implement programs to manage its liquidity and capital resources and expects to maintain adequate liquidity during 2012.

A non-recourse construction facility for North American projects has been recently amended, which amendment included decreasing the total capacity to $110 million, against which approximately $66 million was drawn at quarter end, with the balance of $44 million available for draws at June 30, 2012.

Following is additional detail on second quarter 2012 results by segment.

Semiconductor Materials
Semiconductor Materials GAAP revenue was $232.7 million, a decrease of 16% compared to the 2011 second quarter and an increase of 8% compared to the 2012 first quarter. The year-over-year decline was driven by lower small diameter wafer volume and softer pricing across all diameters. The sequential increase was primarily driven by higher wafer volumes across most diameters, offset partially by weaker 300mm pricing.

Segment operating loss was $4.3 million, compared to operating profit of $3.4 million in the 2011 second quarter and an operating loss of $12.5 million in the 2012 first quarter. The year-over-year decline was driven primarily by lower sales, plant utilization and pricing, and the sequential improvement was driven by productivity gains and cost improvements, partially offset by lower prices.

Solar Energy
Solar Energy GAAP revenue was $575.7 million, a 22% increase from the 2011 second quarter and a 90% increase from the 2012 first quarter. Solar Energy GAAP revenue in the 2011 second quarter included a $149.4 million benefit related to the LTA resolution. The year-over-year increase was driven by higher solar project sales, partially offset by lower solar wafer pricing and volume. The sequential increase was largely driven by higher solar project sales. Solar energy projects representing 144 MW were recognized under segment GAAP revenue in the 2012 second quarter, compared to 23 MW in the 2011 second quarter and 47 MW in the 2012 first quarter.

Segment GAAP operating income was $27.7 million, compared to operating income of $80.8 million in the 2011 second quarter and operating loss of $10.5 million in the 2012 first quarter. Second quarter 2011 segment operating income was favorably impacted by a $75.6 million net benefit which was comprised of the $149.4 million LTA resolution, partially offset by various other charges of $73.8 million.

Segment non-GAAP revenue for the 2012 second quarter was $700.7 million, compared to $504.3 million in the 2011 second quarter and $307.8 million in the 2012 first quarter. Solar Energy non-GAAP revenue in the 2011 second quarter included a $149.4 million benefit related to the LTA resolution. Second quarter 2012 non-GAAP revenue also included net adjustments of $125.0 million related to direct sale and sale-leaseback transactions. Solar projects representing 169 MW were recognized under segment non-GAAP revenue, of which 155 MW were direct sales and 14 MW were sale-leaseback transactions.

Solar projects interconnected during the 2012 second quarter were 87 MW in 24 projects, comprised of 56 MW of direct sales projects and 31 MW of sale-leaseback projects.

Second quarter 2012 segment non-GAAP operating income was $77.5 million, compared to non-GAAP operating income of $96.3 million in the 2011 second quarter and non-GAAP operating loss of $14.7 million in the 2012 first quarter. The year-over-year decline was driven by the LTA resolution and weaker solar wafer profits, partially offset by higher solar project profits. The sequential increase was driven by higher solar wafer and solar project margins.

Solar Energy ended the 2012 second quarter with a pipeline of 2.9 GW, flat compared to the prior quarter and up from 2.5 GW a year ago. A solar project is classified as “pipeline” where SunEdison has a signed or awarded PPA or other energy off-take agreement or has achieved each of the following three items: site control, an identified interconnection point with an estimate of the interconnection costs, and an executed energy off-take agreement or the determination that there is a reasonable likelihood that an energy off-take agreement will be signed. There can be no assurance that all pipeline projects will convert to revenue because in the ordinary course of our development business some fall-out is typical and certain projects will not be built.

As of June 30, 2012, 104 MW of the pipeline was under construction. “Under construction” refers to projects within pipeline, in various stages of completion, which are not yet operational.

Corporate/Other
Corporate/other costs were $22.7 million in the 2012 second quarter, compared to $32.5 million in the 2011 second quarter and $24.6 million in the 2012 first quarter. The year-over-year decline was largely driven by lower stock compensation expense and reduced purchased services expenses.

Outlook
In light of the current uncertainty in the semiconductor and solar markets, the company is not providing specific revenue and earnings guidance at this time. The company expects the following, assuming no significant worldwide economic issues or other exogenous shocks in the second half of 2012:

For the third quarter 2012:

•	Semiconductor revenue up 3% to 8% sequentially

•	Solar energy systems non-GAAP sales volume in the range of 40 MW to 60 MW

•	Solar energy systems average pricing greater than $3.50/watt

•	Operating expenses less than $100 million

•	Capital spending less than $30 million

For the full year 2012:

•	Semiconductor revenue down 2% to 5% year-over-year

◦	Revenue in second half 2012 stronger than in first half 2012

•	Solar energy systems non-GAAP sales volume greater than 400 MW

•	Solar energy systems average pricing greater than $3.50/watt

•	Operating expenses of approximately $385 million

•	Capital spending less than $150 million

Contacts:
Media:
Bill Michalek
Director, Corporate Communications
(636) 474-5443

Investors/Analysts:
Chris Chaney
Director, Investor Relations
(636) 474-5226

Use of Non-GAAP Measures
Management has determined that certain non-GAAP metrics for the Solar Energy segment presented herein are the key metrics that will help investors understand the ultimate income and near-term cash flows generated by our SunEdison business.  These non-GAAP measures and metrics include deferrals required under GAAP real estate and lease accounting for some of SunEdison's direct sales and or its sale-leaseback transactions.  Management has also determined that the non-GAAP measure of “free cash flow” is useful to help investors better understand the capital intensity of our business, including our project financing operations. For a complete description of our non-GAAP measures, see the non-GAAP reconciliation tables below.

Conference Call
MEMC will host a conference call today, August 8, 2012, at 8:00 a.m. ET to discuss the company's 2012 second quarter results, 2012 outlook and related business matters. A live webcast will be available on the company's web site at www.memc.com.
A replay of the conference call will be available from 10:30 a.m. ET on August 8, 2012, until 11:59 p.m. ET on August 22, 2012.  To access the replay, please dial (320) 365-3844 at any time during that period, using passcode 255931. A replay will also be available on the company's web site at www.memc.com.

About MEMC
MEMC is a global leader in semiconductor and solar technology. MEMC has been a pioneer in the design and development of silicon wafer technologies for over 50 years. With R&D and manufacturing facilities in the U.S., Europe, and Asia, MEMC enables the next generation of high performance semiconductor devices and solar cells. Through its SunEdison subsidiary, MEMC is also a developer of solar power projects and a worldwide leader in solar energy services. MEMC's common stock is listed on the New York Stock Exchange under the symbol “WFR.” For more information about MEMC, please visit www.memc.com.

Forward-Looking Statements
Certain matters discussed in this press release and on the conference call are forward-looking statements, including that the company expects to maintain adequate liquidity during 2012; that for the remainder of 2012, capital spending is expected to remain at or below the current quarterly rate and will be largely targeted for the Semiconductor Materials segment; that for the third quarter, the company expects semiconductor revenue to be up 3% to 8% sequentially, with solar energy systems non-GAAP sales volume in the range of 40MW to 60MW, solar energy systems average pricing of greater than $3.50/watt, operating expenses less than $100 million and capital spending of less than $30 million; and that for the full year 2012, the company expects semiconductor revenue to be down 2% to 5% year-over-year, and stronger in the second half of 2012, solar energy systems non-GAAP sales volume greater than 400 MW, solar energy systems average pricing greater than $3.50/watt, operating expenses of approximately $385 million and capital spending less than $150 million. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include concentrated project development risks related to large scale solar projects; the availability of attractive project finance and other capital for SunEdison projects; changes to accounting interpretations or accounting rules; changes in the pricing environment for silicon wafers and polysilicon, as well as solar power systems; market demand for our products and services; the availability and size of government and economic incentives to adopt solar power, including tax policy and credits and renewable portfolio standards; the ability to effectuate and realize the savings from the restructuring plan; our ability to maintain adequate liquidity and compliance with our debt covenants; the need to impair long lived assets or other intangible assets due to changes in the carrying value or realizability of such assets; the effect of any antidumping or countervailing duties imposed on photovoltaic cells and/or modules in connection with any trade complaints in the United States or elsewhere; the result of any Chinese government investigations of unfair trade practices in connection with polysilicon exported from the United States or South Korea into China, existing or new regulations and policies governing the electric utility industry; our ability to convert SunEdison pipeline into completed projects in accordance with our current expectations; dependence on single and limited source suppliers; utilization of our manufacturing volume and capacity, including the successful ramping of production at our Ipoh facility; the terms of any potential future amendments to or terminations of our long-term agreements with our solar wafer customers; general economic conditions, including interest rates; the ability of our customers to pay their debts as they become due; changes in the composition of worldwide taxable income and applicable tax laws and regulations, including our ability to utilize any net operating losses; failure of third-party subcontractors to construct and install our solar energy systems; seasonality or quarterly fluctuations in our SunEdison business; the impact of competitive products and technologies; inventory levels of our customers; supply chain difficulties or problems; interruption of production; outcome of pending and future litigation matters; good working order of our manufacturing facilities; our ability to reduce manufacturing and operating costs; assumptions underlying management's financial estimates; actions by competitors, customers and suppliers; changes in the retail industry; damage to our brand; acquisitions of pipeline in our Solar Energy segment; changes in product specifications and manufacturing processes; changes in financial market conditions; changes in foreign economic and political conditions; changes in technology; changes in currency exchange rates and other risks described in the company's filings with the Securities and Exchange Commission. These forward-looking statements represent the company's judgment as of the date of this press release. The company disclaims, however, any intent or obligation to update these forward-looking statements.

-tables to follow-

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS
(In millions; except per share data)

	Three Months Ended			Six Months Ended
	June 30, 2012	March 31, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Net sales	$808.4	$519.2	$745.6	$1,327.6	$1,481.5
Cost of goods sold	702.0	462.5	564.5	1,164.5	1,186.4
Gross margin	106.4	56.7	181.1	163.1	295.1
Operating expenses:
Marketing and administration	85.6	84.7	94.0	170.3	187.0
Research and development	18.3	20.1	21.8	38.4	42.8
Restructuring and impairment charges	1.8	3.5	13.6	5.3	13.8
Insurance recovery	—	(4.0)	—	(4.0)	—
Operating income (loss)	0.7	(47.6)	51.7	(46.9)	51.5
Non-operating expense (income):
Interest expense	44.6	27.7	21.2	72.3	30.2
Interest income	(1.1)	(0.8)	(0.9)	(1.9)	(1.8)
Other, net	2.3	0.2	(15.3)	2.5	(17.3)
Total non-operating expense	45.8	27.1	5.0	72.9	11.1
(Loss) income before income taxes and equity in (loss) earnings of joint venture	(45.1)	(74.7)	46.7	(119.8)	40.4
Income tax expense (benefit)	14.3	17.0	0.9	31.3	(13.4)
(Loss) income before equity in (loss) earnings of joint venture	(59.4)	(91.7)	45.8	(151.1)	53.8
Equity in (loss) earnings of joint ventures, net of tax	(0.6)	(1.2)	2.0	(1.8)	3.3
Net (loss) income	(60.0)	(92.9)	47.8	(152.9)	57.1
Net (income) loss attributable to noncontrolling interests	(1.3)	0.9	(0.5)	(0.4)	(14.3)
Net (loss) income attributable to MEMC stockholders	$(61.3)	$(92.0)	$47.3	$(153.3)	$42.8
Basic (loss) earnings per share	$(0.27)	$(0.40)	$0.21	$(0.66)	$0.19
Diluted (loss) earnings per share	$(0.27)	$(0.40)	$0.21	$(0.66)	$0.19
Weighted-average shares used in computing basic (loss) earnings per share	230.8	230.7	229.8	230.8	229.4
Weighted-average shares used in computing diluted (loss) earnings per share	230.8	230.7	230.9	230.8	231.0
RESULTS BY REPORTABLE SEGMENT
Net Sales:
Semiconductor Materials	$232.7	$216.0	$275.3	$448.7	$526.8
Solar Energy	575.7	303.2	470.3	878.9	954.7
Consolidated Net Sales	$808.4	$519.2	$745.6	$1,327.6	$1,481.5
Operating income (loss):
Semiconductor Materials	$(4.3)	$(12.5)	$3.4	$(16.8)	$11.8
Solar Energy	27.7	(10.5)	80.8	17.2	113.6
Corporate and other	(22.7)	(24.6)	(32.5)	(47.3)	(73.9)
Consolidating operating income (loss):	$0.7	$(47.6)	$51.7	$(46.9)	$51.5

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except per share data)

	June 30, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$448.6	$585.8
Restricted cash	53.1	125.2
Accounts receivable, net	235.2	202.9
Inventories	259.4	321.8
Solar energy systems held for development and sale	246.5	373.0
Prepaid and other current assets	209.8	277.2
Total current assets	1,452.6	1,885.9
Investments	53.9	54.5
Property, plant and equipment, net:
Non-solar energy systems	1,214.4	1,253.7
Solar energy systems	1,231.1	1,139.4
Deferred tax assets, net	35.5	44.8
Restricted cash	43.8	37.5
Other assets	328.6	316.6
Intangible assets, net	143.5	149.2
Total assets	$4,503.4	$4,881.6

	June 30, 2012	December 31, 2011
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$3.6	$3.7
Short-term solar energy system financing, current portion of solar energy system financing and capital lease obligations	130.2	144.2
Accounts payable	419.5	694.6
Accrued liabilities	365.2	409.0
Contingent consideration related to acquisitions	77.9	71.6
Deferred revenue for solar energy systems	184.0	41.4
Customer and other deposits	52.9	72.4
Total current liabilities	1,233.3	1,436.9
Long-term debt, less current portion	565.5	567.7
Long-term solar energy system financing and capital lease obligations, less current portion	1,238.4	1,211.2
Pension and post-employment liabilities	73.1	69.4
Customer and other deposits	257.3	276.8
Deferred revenue for solar energy systems	143.0	157.4
Non-solar energy system deferred revenue	50.1	51.2
Other liabilities	301.3	326.1
Total liabilities	3,862.0	4,096.7

Redeemable noncontrolling interest	9.8	—
Stockholders’ equity:
Preferred stock	—	—
Common stock	2.4	2.4
Additional paid-in capital	633.8	621.7
Retained earnings	424.2	577.5
Accumulated other comprehensive loss	(22.4)	(3.9)
Treasury stock	(459.8)	(459.8)
Total MEMC stockholders’ equity	578.2	737.9
Noncontrolling interests	53.4	47.0
Total stockholders’ equity	631.6	784.9
Total liabilities and stockholders’ equity	$4,503.4	$4,881.6

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Three Months Ended			Six Months Ended
	June 30, 2012	March 31, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Cash flows from operating activities:
Net (loss) income	$(60.0)	$(92.9)	$47.8	$(152.9)	$57.1
Adjustments to reconcile net (loss) income to net cash provided by (used) in operating activities:
Depreciation and amortization	54.0	52.9	55.6	106.9	104.6
Stock-based compensation	6.8	7.3	11.3	14.1	21.0
(Benefit) provision for deferred taxes	(9.4)	7.3	(33.5)	(2.1)	(69.1)
Deferred revenue recognized	(5.2)	1.9	(34.6)	(3.3)	(40.9)
Loss on supplier contracts	—	—	50.2	—	50.2
Changes in operating assets and liabilities:
Accounts receivable	20.8	(56.4)	111.8	(35.6)	8.5
Accounts payable	(134.8)	(113.7)	89.0	(248.5)	(38.6)
Inventories	23.8	41.4	(56.7)	65.2	(115.2)
Solar energy systems held for development and sale	39.3	(172.4)	(6.8)	(133.1)	(11.4)
Deferred revenue for solar energy systems	154.4	(17.9)	36.6	136.5	49.9
Customer and other deposits	(3.0)	(16.7)	(32.3)	(19.7)	(10.1)
Other	13.6	(27.5)	(39.7)	(13.9)	(32.4)
Net cash provided by (used) in operating activities	100.3	(386.7)	198.7	(286.4)	(26.4)
Cash flows from investing activities:
Capital expenditures	(36.3)	(40.0)	(102.7)	(76.3)	(308.1)
Construction of solar energy systems	(58.7)	(99.0)	(174.1)	(157.7)	(226.7)
Purchases of equity method investments	(26.3)	—	(28.6)	(26.3)	(49.3)
(Losses) proceeds from equity method investments	(2.1)	9.3	13.7	7.2	13.7
Restricted cash	(4.1)	34.4	3.2	30.3	(15.9)
Receipts from (payments to) vendors for refundable deposits on long-term agreements	—	—	5.2	—	(18.8)
Proceeds from sale of property, plant, and equipment	—	—	37.1	—	37.1
Cash paid for acquisition, net of cash acquired	—	—	(28.7)	—	(28.7)
Other	0.1	(0.2)	—	(0.1)	(0.6)
Net cash used in investing activities	(127.4)	(95.5)	(274.9)	(222.9)	(597.3)
Cash flows from financing activities:
Proceeds from senior notes issuance	—	—	—	—	550.0
Cash paid for contingent consideration for acquisitions	—	(3.8)	—	(3.8)	(50.2)
Proceeds from solar energy system financing and capital lease obligations	179.4	351.5	108.4	530.9	217.6
Repayments of solar energy system financing and capital lease obligations	(81.3)	(72.8)	(12.3)	(154.1)	(66.9)
Net repayments of customer deposits related to long-term supply agreements	(0.3)	—	(49.6)	(0.3)	(51.2)
Principal payments on long-term debt	(1.8)	—	(1.8)	(1.8)	(1.8)
Common stock issued and repurchased	—	(0.1)	(0.1)	(0.1)	(2.7)
Return of investment and dividends to noncontrolling interest	10.8	6.0	(1.1)	16.8	(15.2)
Debt financing fees	(8.2)	(5.3)	(3.4)	(13.5)	(23.4)
Net cash provided by financing activities	98.6	275.5	40.1	374.1	556.2
Effect of exchange rate changes on cash and cash equivalents	(3.5)	1.5	3.9	(2.0)	12.1
Net increase (decrease) in cash and cash equivalents	68.0	(205.2)	(32.2)	(137.2)	(55.4)
Cash and cash equivalents at beginning of period	380.6	585.8	684.1	585.8	707.3
Cash and cash equivalents at end of period	$448.6	$380.6	$651.9	$448.6	$651.9

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES
UNAUDITED SUPPLEMENTAL INFORMATION
NON-GAAP FINANCIAL MEASURES
(In millions, except per share data and percentages) [A]

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2012	2012	2011	2012	2011
Consolidated Non-GAAP Financial Measures
Non-GAAP net sales	$933.4	$523.8	$779.6	$1,457.2	$1,612.2
Non-GAAP gross margin	156.2	52.5	196.6	208.7	346.2
Non-GAAP gross margin percentage	16.7%	10.0%	25.2%	14.3%	21.5%
Non-GAAP operating income (loss)	50.5	(51.8)	67.2	(1.3)	102.6
Non-GAAP net income (loss)	32.9	(59.4)	66.2	(26.5)	87.7
Non-GAAP fully diluted earnings (loss) per share	0.14	(0.26)	0.29	(0.11)	0.38
Reconciliations of GAAP to Non-GAAP Measures
MEMC Inc. Consolidated
GAAP net sales	$808.4	$519.2	$745.6	$1,327.6	1,481.5
Direct sales [B]	82.8	(5.3)	22.6	77.5	59.0
Financing sale-leasebacks [C]	42.2	9.9	11.4	52.1	71.7
Non-GAAP net sales	$933.4	$523.8	$779.6	$1,457.2	$1,612.2
GAAP gross margin	$106.4	$56.7	181.1	$163.1	$295.1
Direct sales [B]	49.3	(3.0)	18.9	46.3	39.1
Financing sale-leasebacks [C]	0.5	(1.2)	(3.4)	(0.7)	12.0
Non-GAAP gross margin	$156.2	$52.5	$196.6	$208.7	$346.2
GAAP operating income (loss)	$0.7	(47.6)	$51.7	$(46.9)	$51.5
Direct sales [B]	49.3	(3.0)	18.9	46.3	39.1
Financing sale-leasebacks [C]	0.5	(1.2)	(3.4)	(0.7)	12.0
Non-GAAP operating income (loss)	$50.5	$(51.8)	$67.2	$(1.3)	$102.6
GAAP net (loss) income attributable to MEMC stockholders	$(61.3)	(92.0)	$47.3	$(153.3)	$42.8
Recurring Non-GAAP adjustments, net of tax [B, C and D]	94.2	32.6	18.9	126.8	44.9
Non-GAAP net income (loss)	$32.9	$(59.4)	$66.2	$(26.5)	$87.7
GAAP fully diluted (loss) earnings per share	$(0.27)	$(0.40)	$0.21	$(0.66)	$0.19
Recurring Non-GAAP adjustments [B, C and D]	0.41	0.14	0.08	0.55	0.19
Non-GAAP fully diluted earnings (loss) per share	$0.14	$(0.26)	$0.29	$(0.11)	$0.38

[A] Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting and reporting. In addition to reporting financial results in accordance with GAAP, we have provided non-GAAP financial measures for the Solar Energy segment. The Company believes that these non-GAAP measures represent important internal measures of performance for our SunEdison business, and better reflect Solar Energy's results from operations and near term cash flows. Accordingly, where these measures are provided, it is done so that investors have the same financial data that management uses to evaluate the operational and financial performance of the Solar Energy segment. MEMC management uses these measures to manage the Solar Energy segment because it believes these measures are more representative of the operational health and performance of that segment. These non-GAAP measures should not be considered as a substitute for, and should only be read in conjunction with, measures of financial performance prepared in accordance with GAAP and the reconciliation of each non-GAAP measure to the directly comparable GAAP measure set forth in the press release.

[B] These non-GAAP measures include adjustments to revenue in the Company’s SunEdison business from direct sales of solar energy systems where we have received upfront partial payments and, absent real estate accounting requirements, we would have recognized revenues under the percentage of completion accounting method. The non-GAAP measures also include adjustments to non-GAAP revenue and/or profit deferred related to SunEdison’s maximum exposure for power warranties, system uptime guarantees and breach of contract provisions offered to the direct sale customers for these systems that are considered continuing involvement by SunEdison in the sold solar energy systems. This revenue is not recognized as of the reporting date under GAAP real estate accounting rules because the solar energy systems are considered integral to the real estate on which they were built. Absent real estate accounting requirements, deferred revenues related to continuing involvement would be recognized under GAAP during the reporting period because SunEdison has historically experienced minimal losses related to these guarantees. For these direct sales, the sales contracts have been executed and SunEdison has either received payment in full or maintains a valid and legal note receivable for the full sales price that SunEdison expects to collect within a short period after completion of the project.

[C] Adjustment relates to revenue from SunEdison sale-leaseback transactions accounted for as financings. This includes cash received for the legal sale of the solar energy system to the purchaser that will not be recognized as revenue under GAAP. Non-GAAP operating income includes the upfront cash margin in an amount equal to the difference between (a) the cash received as of the reporting date from SunEdison’s financing partners in sale-leaseback transactions considered financings and (b) SunEdison’s total costs to construct the solar energy systems sold under the sale-leaseback transactions. These sale-leaseback transactions are classified as financing transactions under GAAP because the system is considered integral to the land or building on which it resides and because SunEdison has continuing involvement with the system through a purchase option. This system development margin will be recognized under GAAP upon termination of the related lease through the non-cash extinguishment of the debt offset by any remaining net book value of the solar energy system asset.

[D] Income tax has been calculated using the estimated effective tax rate for MEMC in the jurisdictions giving rise to the related adjustments and assumes sale-leaseback deferred tax assets will be realized.

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES
UNAUDITED SUPPLEMENTAL INFORMATION
NON-GAAP FINANCIAL MEASURES
(In millions, except percentages) [A]

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2012	2012	2011	2012	2011
Non-GAAP Financial Measures
Solar Energy Segment Non-GAAP net sales	$700.7	$307.8	$504.3	$1,008.5	$1,085.4
Solar Energy Segment Non-GAAP operating income (loss)	77.5	(14.7)	96.3	62.8	164.7
Reconciliations of GAAP to Non-GAAP Measures
Solar Energy Segment
Solar Energy GAAP net sales	$575.7	$303.2	$470.3	$878.9	$954.7
Direct sales [B]	82.8	(5.3)	22.6	77.5	59.0
Financing sale-leasebacks [C]	42.2	9.9	11.4	52.1	71.7
Solar Energy Non-GAAP net sales	$700.7	$307.8	$504.3	$1,008.5	$1,085.4
Solar Energy GAAP operating income (loss)	$27.7	$(10.5)	$80.8	$17.2	$113.6
Direct sales [B]	49.3	(3.0)	18.9	46.3	39.1
Financing sale-leasebacks [C]	0.5	(1.2)	(3.4)	(0.7)	12.0
Solar Energy Non-GAAP operating income (loss)	$77.5	$(14.7)	$96.3	$62.8	$164.7
[A], [B], [C] - See previous page

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES
UNAUDITED SUPPLEMENTAL INFORMATION
NON-GAAP FINANCIAL MEASURES
(In millions, except per share data and percentages)

EBITDA CALCULATION [A]

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2012	2012	2011	2012	2011
Net (loss) income attributable to MEMC stockholders	$(61.3)	$(92.0)	$47.3	$(153.3)	$42.8
Net interest expense	43.5	26.9	20.3	70.4	28.4
Depreciation and amortization	54.0	52.9	55.6	106.9	104.6
Income tax expense (benefit)	14.3	17.0	0.9	31.3	(13.4)
EBITDA [A]	$50.5	$4.8	$124.1	$55.3	$162.4

[A] EBITDA is a non-GAAP disclosure consisting of net loss attributable to MEMC stockholders plus interest expense, net, depreciation and amortization and provision for income taxes. The Company believes that EBITDA is useful to an investor in evaluating the Company’s operating performance and liquidity because (i) it is widely used to measure a company’s operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, (ii) it presents a meaningful measure of corporate performance exclusive of the Company’s capital structure and the method by which the assets were acquired, and (iii) it is a widely accepted financial indicator of a company’s ability to service its debt, as the Company is required to comply with certain covenants and limitations that are based on variations of EBITDA in the Company’s financing documents.

Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting and reporting. In addition to reporting financial results in accordance with GAAP, we have provided a non-GAAP financial measure for free cash flow which we believe is useful to help investors better understand the capital intensity of our business, including our project financing operations. In addition to other key performance indicators, we evaluate the performance of the solar project business on the cash generation abilities of the projects, which are typically financed at the inception of a lease, resulting in a gain on sale that is deferred and not immediately included in net income (loss). Any non-GAAP measure should be considered in context with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP net income (loss).

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES
UNAUDITED SUPPLEMENTAL INFORMATION
NON-GAAP FINANCIAL MEASURES
(In millions, except per share data and percentages)

SUMMARY OF CONSOLIDATED DEBT OUTSTANDING
	June 30,	December 31,
	2012	2011
Senior notes	$550.0	$550.0
Semiconductor Materials - Bank debt	19.1	21.4
Solar Energy - Debt	43.9	36.1
Solar Energy - Current portion of non-recourse system financing debt and capital lease obligations	130.2	144.2
Solar Energy - Non-recourse system financing debt and capital lease obligations, less current portion	1,194.5	1,175.1
Total	$1,937.7	$1,926.8

NON-GAAP RECONCILIATION OF FREE CASH FLOW [A]
	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2012	2011	2011	2012	2011
Net cash provided by (used in) operating activities	$100.3	$(386.7)	$198.7	$(286.4)	$(26.4)
Capital expenditures	(36.3)	(40.0)	(102.7)	(76.3)	(308.1)
Construction of solar energy systems	(58.7)	(99.0)	(174.1)	(157.7)	(226.7)
Proceeds from solar energy system financing and capital lease obligations	179.4	351.5	108.4	530.9	217.6
Repayments of solar energy system financing and capital lease obligations	(81.3)	(72.8)	(12.3)	(154.1)	(66.9)
Proceeds from and (dividends paid to) noncontrolling interests	10.8	6.0	(1.1)	16.8	(15.2)
Free cash flow [A]	$114.2	$(241.0)	$16.9	$(126.8)	$(425.7)